Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS	2 London Wall Place	EUROPE & MIDDLE EAST
NEW YORK	London EC2Y5AU	ABU DHABI
SAN FRANCISCO	T: +44 20 7614 2200	BRUSSELS
SÃO PAULO	F: +44 20 7600 1698	COLOGNE
SILICON VALLEY		FRANKFURT
WASHINGTON, D.C.	clearygottlieb.com	LONDON
ASIA BEIJING HONG KONG SEOUL	D: +44 20 7614 2230 dgottlieb@cgsh. com	MILAN PARIS ROME
March 12, 2024

Barclays PLC

1 Churchill Place

London E14 5HP

Ladies and Gentlemen:

We have acted as special U.S. counsel to Barclays PLC, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-277578) of $1,250,000,000 5.674% Fixed-to-Floating Rate Senior Callable Notes due 2028 (the “2028 Notes”), $2,000,000,000 5.690% Fixed-to-Floating Rate Senior Callable Notes due 2030 (the “2030 Notes”), $750,000,000 6.036% Fixed-to-Floating Rate Senior Callable Notes due 2055 (the “2055 Notes”) and $500,000,000 Floating Rate Senior Callable Notes due 2028 (the “Floating Rate Notes” and together with the 2028 Notes, the 2030 Notes and the 2055 Notes, the “Securities”), to be issued under an indenture dated as of January 17, 2018 (as heretofore amended and supplemented, the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee and paying agent (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Registrar”), as supplemented and amended by a sixteenth supplemental indenture (the “Sixteenth Supplemental Indenture”) and a seventeenth supplemental indenture (the “Seventeenth Supplemental Indenture”), each dated as of March 12, 2024 (the Sixteenth Supplemental Indenture and the Seventeenth Supplemental Indenture together, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and the Registrar. Such registration statement, as amended as of its most recent effective date (March 5, 2024), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. Is authoised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications Is open to inspection at the registered office, 2 London Wall Place, London EC2Y 5AU . Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

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(c)	executed copies of the Supplemental Indentures; and

(d)	copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of the waiver of set-off provisions set forth in Section 5.01(h) of the Base Indenture, as amended by the Sixteenth Supplemental Indenture, and the corresponding provision in the Global Securities, which provisions are governed by English law.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by English law, we have relied on the opinion of Clifford Chance LLP dated March 12, 2024, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated March 12, 2024.

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We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 5, 2024 relating to the Securities under the heading “Validity of Notes.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner